Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Timothy A. Bonang, Vice President, Investor Relations, or

Jason Fredette, Director, Investor Relations

(617) 796-8320

Select Income REIT Announces 2013 Fourth Quarter and Year End Results

Newton, MA (February 20, 2014): Select Income REIT (NYSE: SIR) today announced financial results for the quarter and year ended December 31, 2013.  SIR completed its initial public offering, or IPO, on March 12, 2012.  Accordingly, SIR’s historical results of operations for the year ended December 31, 2013 are not comparable to results for the year ended December 31, 2012.

Results for the Quarter Ended December 31, 2013:

Normalized funds from operations, or Normalized FFO, for the quarter ended December 31, 2013 were $33.2 million, or $0.67 per share, compared to Normalized FFO for the quarter ended December 31, 2012 of $23.6 million, or $0.71 per share.

Net income was $24.1 million, or $0.48 per share, for the quarter ended December 31, 2013, compared to $17.2 million, or $0.52 per share, for the same quarter last year.

SIR’s weighted average number of common shares outstanding was 49.8 million and 33.1 million for the quarters ended December 31, 2013 and 2012, respectively.

A reconciliation of net income determined according to U.S. generally accepted accounting principles, or GAAP, to funds from operations, or FFO, and Normalized FFO for the quarters ended December 31, 2013 and 2012 appears later in this press release.

Results for the Year Ended December 31, 2013:

Normalized FFO for the year ended December 31, 2013 were $126.2 million, or $2.83 per share, compared to Normalized FFO for the year ended December 31, 2012 of $83.2 million, or $3.07 per share.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

Net income was $93.1 million, or $2.09 per share, for the year ended December 31, 2013, compared to $65.9 million, or $2.43 per share, for the year ended December 31, 2012.

SIR’s weighted average number of common shares outstanding was 44.6 million and 27.1 million for the years ended December 31, 2013 and 2012, respectively.

A reconciliation of net income, determined according to GAAP, to FFO and Normalized FFO for the years ended December 31, 2013 and 2012 appears later in this press release.

Operating Results:

As of December 31, 2013, 95.5% of SIR’s total rentable square feet was leased, compared to 95.3% leased as of December 31, 2012, and 95.6% leased as of September 30, 2013.

SIR entered into new leases for approximately 345,000 square feet and lease renewals for approximately 299,000 square feet during the quarter ended December 31, 2013, which had combined weighted average rental rates that were approximately 18.2% higher than prior rents for the same space.  The weighted average lease term for leases entered into during the fourth quarter of 2013 was 14.3 years.  Commitments for tenant improvements, leasing commission costs and concessions for leases entered into during the quarter ended December 31, 2013 totaled approximately $510,000, or approximately $0.06 per square foot per year of the weighted average lease term.  Substantially all leasing activity during the quarter ended December 31, 2013 occurred at SIR’s properties located in Hawaii.

During the quarter ended December 31, 2013, SIR also executed five rent resets at properties located in Hawaii for approximately 254,000 square feet of land at combined weighted average reset rates that were approximately 43.3% higher than prior rates.

Same property occupancy for properties owned continuously since October 1, 2012 remained constant at 95.1% and same property net operating income, or NOI, increased 3.4% during the fourth quarter of 2013, largely as a result of rent resets and leasing activity in Oahu, HI.

A reconciliation of NOI to net income determined according to GAAP for the quarters and years ended December 31, 2013 and 2012 appears later in this press release.

Investment Activities:

Since October 1, 2013, SIR has acquired three properties with a combined 350,310 square feet for an aggregate purchase price of $82.9 million, excluding closing costs, as follows:

•                  As previously disclosed, in October 2013, SIR acquired a single tenant, net leased office property located in Vernon Hills, IL with 99,579 rentable square feet. This property is 100% leased to Baxter Healthcare Corporation for a remaining lease term of 10.2 years. The purchase price was $18.0 million, excluding closing costs.

•                  In December 2013, SIR acquired two net leased office properties located in San Jose, CA with a combined 250,731 rentable square feet for an aggregate purchase price of $64.9 million, excluding closing costs.  These properties are 100% leased to three tenants, for a weighted average remaining lease term of 8.5 years.

Financing Activities:

In January 2014, SIR repaid, at par, a $7.5 million, 5.69% mortgage note which was secured by a building located in Chelmsford, MA. This mortgage was scheduled to mature in 2016.

Conference Call:

On Thursday, February 20, 2014, at 1:00 p.m. Eastern Time, David Blackman, President and Chief Operating Officer, and John Popeo, Treasurer and Chief Financial Officer, will host a conference call to discuss the fourth quarter 2013 financial results.

The conference call telephone number is (877) 531-2986.  Participants calling from outside the United States and Canada should dial (612) 332-7516.  No pass code is necessary to access either call.  Participants should dial in about 15 minutes prior to the scheduled start of the call.  A replay of the conference call will be available through 11:59 p.m. Eastern Time on February 27, 2014.  To hear the replay, dial (320) 365-3844.  The replay pass code is 318031.

A live audio webcast of the conference call will also be available in a listen-only mode on SIR’s website, which is located at www.sirreit.com.  Participants wanting to access the webcast should visit SIR’s website about five minutes before the call.  The archived webcast will be available for replay on SIR’s website for about one week after the call.  The transcription, recording and retransmission in any way of SIR’s fourth quarter conference call are strictly prohibited without the prior written consent of SIR.

Supplemental Data:

A copy of SIR’s Fourth Quarter 2013 Supplemental Operating and Financial Data is available for download at SIR’s website, www.sirreit.com.  SIR’s website is not incorporated as part of this press release.

SIR is a real estate investment trust, or REIT, which owns properties that are primarily net leased to single tenants.  As of December 31, 2013, SIR owned 48 properties (278 buildings, leasable lands and easements) with a total of approximately 26.1 million square feet located in 20 states, including 11 properties (229 buildings, leasable lands and easements) with approximately 17.8 million square feet which are primarily leasable industrial and commercial lands located on the island of Oahu, HI.  SIR is headquartered in Newton, MA.

Please see the pages attached hereto for a more detailed statement of SIR’s operating results and financial condition and for an explanation of SIR’s calculation of NOI, FFO and Normalized FFO.

Select Income REIT

Consolidated Statements of Income

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Revenues:
Rental income	$41,678	$31,287	$159,011	$105,559
Tenant reimbursements and other income	8,255	5,118	29,312	17,231
Total revenues	49,933	36,405	188,323	122,790

Expenses:
Real estate taxes	5,466	4,157	20,271	15,370
Other operating expenses	4,744	2,811	16,111	8,426
Depreciation and amortization	8,646	5,178	31,091	14,860
Acquisition related costs	523	1,212	2,002	2,470
General and administrative	3,539	2,539	12,423	8,203
Total expenses	22,918	15,897	81,898	49,329

Operating income	27,015	20,508	106,425	73,461

Interest expense (including amortization of debt premiums and deferred financing fees of $372, $282, $1,462 and $950, respectively)	(3,279)	(3,129)	(13,763)	(7,565)
Income before income tax benefit (expense) and equity in earnings of an investee	23,736	17,379	92,662	65,896
Income tax benefit (expense)	228	(290)	96	(290)
Equity in earnings of an investee	115	80	334	269
Net income	$24,079	$17,169	$93,092	$65,875

Weighted average common shares outstanding	49,830	33,070	44,565	27,122

Net income per common share	$0.48	$0.52	$2.09	$2.43

Select Income REIT

Funds from Operations and Normalized Funds from Operations(1)

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Net income	$24,079	$17,169	$93,092	$65,875
Plus: depreciation and amortization	8,646	5,178	31,091	14,860
FFO	32,725	22,347	124,183	80,735
Plus: acquisition costs	523	1,212	2,002	2,470
Normalized FFO	$33,248	$23,559	$126,185	$83,205

Weighted average common shares outstanding	49,830	33,070	44,565	27,122

Per common share
FFO	$0.66	$0.68	$2.79	$2.98
Normalized FFO	$0.67	$0.71	$2.83	$3.07

(1)             SIR calculates FFO and Normalized FFO as shown above. FFO is calculated on the basis defined by The National Association of Real Estate Investment Trusts, or NAREIT, which is net income, calculated in accordance with GAAP, plus real estate depreciation and amortization, as well as certain other adjustments currently not applicable to SIR. SIR’s calculation of Normalized FFO differs from NAREIT’s definition of FFO because SIR excludes acquisition related costs.  SIR considers FFO and Normalized FFO to be appropriate measures of operating performance for a REIT, along with net income, operating income and cash flow from operating activities. SIR believes that FFO and Normalized FFO provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation expense, FFO and Normalized FFO may facilitate a comparison of its operating performance between periods and with other REITs. FFO and Normalized FFO are among the factors considered by SIR’s Board of Trustees when determining the amount of distributions to SIR’s shareholders. Other factors include, but are not limited to, requirements to maintain SIR’s status as a REIT, limitations in SIR’s revolving credit facility and term loan agreements, the availability of debt and equity capital to SIR, SIR’s expectation of its future capital requirements and operating performance, and SIR’s expected needs and availability of cash to pay its obligations. FFO and Normalized FFO do not represent cash generated by operating activities in accordance with GAAP and should not be considered as alternatives to net income, operating income or cash flow from operating activities, determined in accordance with GAAP, or as indicators of SIR’s financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of SIR’s needs. These measures should be considered in conjunction with net income, operating income and cash flow from operating activities as presented in SIR’s Consolidated Statements of Income and Comprehensive Income and Consolidated Statements of Cash Flows. Other REITs and real estate companies may calculate FFO and Normalized FFO differently than SIR does.

Select Income REIT

Calculation and Reconciliation of Property Net Operating Income(1)

(amounts in thousands)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Calculation of NOI:
Rental Income	$41,678	$31,287	$159,011	$105,559
Tenant reimbursements and other income	8,255	5,118	29,312	17,231
Real estate taxes	(5,466)	(4,157)	(20,271)	(15,370)
Other operating expenses	(4,744)	(2,811)	(16,111)	(8,426)
NOI	$39,723	$29,437	$151,941	$98,994

Reconciliation of NOI to Net Income:
NOI	$39,723	$29,437	$151,941	$98,994
Depreciation and amortization	(8,646)	(5,178)	(31,091)	(14,860)
Acquisition related costs	(523)	(1,212)	(2,002)	(2,470)
General and administrative	(3,539)	(2,539)	(12,423)	(8,203)
Operating income	$27,015	$20,508	$106,425	$73,461
Interest expense	(3,279)	(3,129)	(13,763)	(7,565)
Income tax benefit (expense)	228	(290)	96	(290)
Equity in earnings of an investee	115	80	334	269
Net Income	$24,079	$17,169	$93,092	$65,875

(1)             SIR calculates NOI as shown above.  SIR defines NOI as income from its rental of real estate less property operating expenses. NOI excludes amortization of capitalized tenant improvement costs and leasing commissions. SIR considers NOI to be an appropriate supplemental measure to net income because it may help both investors and management to understand the operations of SIR’s properties.  SIR uses NOI internally to evaluate individual and company wide property level performance, and SIR believes that NOI provides useful information to investors regarding its results of operations because it reflects only those income and expense items that are incurred at the property level and may facilitate comparisons of SIR’s operating performance between periods and with other REITs.  The calculation of NOI excludes certain components of net income in order to provide results that are more closely related to SIR’s properties’ operations. NOI does not represent cash generated by operating activities in accordance with GAAP, and should not be considered as an alternative to net income, operating income or cash flow from operating activities, determined in accordance with GAAP, or as an indicator of SIR’s financial performance or liquidity, nor is this measure necessarily indicative of sufficient cash flow to fund all of SIR’s needs.  This measure should be considered in conjunction with net income, operating income and cash flow from operating activities as presented in SIR’s Consolidated Statements of Income and Comprehensive Income and Consolidated Statements of Cash Flows.  Other REITs and real estate companies may calculate NOI differently than SIR does.

Select Income REIT

Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	December 31,	December 31,
	2013	2012
ASSETS
Real estate properties:
Land	$732,509	$675,092
Buildings and improvements	913,948	620,686
	1,646,457	1,295,778
Accumulated depreciation	(67,223)	(46,697)
	1,579,234	1,249,081

Acquired real estate leases, net	129,426	95,248
Cash and cash equivalents	20,025	20,373
Restricted cash	42	42
Rents receivable, net of allowance for doubtful accounts of $936 and $644, respectively	55,335	38,885
Deferred leasing costs, net	5,599	4,816
Deferred financing costs, net	4,834	5,517
Due from related persons	—	585
Other assets	7,364	16,105
Total assets	$1,801,859	$1,430,652

LIABILITIES AND SHAREHOLDERS’ EQUITY
Revolving credit facility	$159,000	$95,000
Term loan	350,000	350,000
Mortgage notes payable	27,147	27,778
Accounts payable and accrued expenses	20,655	19,703
Assumed real estate lease obligations, net	26,966	20,434
Rents collected in advance	8,637	6,518
Security deposits	8,359	9,335
Due to related persons	2,404	1,701
Total liabilities	603,168	530,469

Commitments and contingencies

Shareholders’ equity:
Common shares of beneficial interest, $0.01 par value: 75,000,000 and 50,000,000 shares authorized, respectively, 49,829,541 and 39,282,592 shares issued and outstanding, respectively	498	393
Additional paid in capital	1,160,894	876,920
Cumulative net income	144,343	51,251
Cumulative other comprehensive income (loss)	(25)	25
Cumulative common distributions	(107,019)	(28,406)
Total shareholders’ equity	1,198,691	900,183
Total liabilities and shareholders’ equity	$1,801,859	$1,430,652

(END)